Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Bruce Voss
(719) 633-8333	Don Markley
(310) 691-7100
www.spectranetics.com	www.lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS ANNOUNCES DIRECTOR RETIREMENT
COLORADO SPRINGS, Colo. – June 7, 2006 — Spectranetics Corporation (Nasdaq: SPNC) announced today that Cornelius C. Bond, Jr., 72, is retiring from the Board following 20 years of service.
“I would like to thank Neil for his dedicated service to Spectranetics that goes all the way back to 1986 when he joined the Board of Directors of Advanced Interventional Systems, which was merged with Spectranetics in 1994. Neil’s financial expertise from both an investing and operational perspective has been a valuable asset to Spectranetics. We wish Neil the best upon his retirement from our Board,” said Emile J Geisenheimer, Spectranetics’ Chairman of the Board.
“It has been my pleasure to serve on the Board of Spectranetics and it is particularly gratifying to see the Company’s growth in recent years both in sales and talent within the organization. A major impetus has come from the recent introduction of products to treat peripheral arterial disease, which may eliminate the need for amputation in many cases. I wish the Company continued success in its effort to grow its business and improve the lives of patients suffering from the often debilitating effects of arterial blockages in the legs and heart.”
Upon Mr. Bond’s retirement, the Board will consist of seven directors, a majority of which are independent. The Board does not currently intend to fill the vacancy created by Mr. Bond’s retirement.

About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Excimer laser technology delivers relatively cool ultraviolet energy to ablate or remove arterial blockages including plaque, calcium and thrombus. We believe our CVX-300® excimer laser is the only system approved in the United States, Europe, Japan, and Canada for use in multiple, minimally invasive cardiovascular procedures. These procedures include atherectomy, which is a procedure to remove arterial blockages in the peripheral or coronary vasculature, and the removal of infected, defective or abandoned cardiac lead wires from patients with pacemakers or implantable cardiac defibrillators, or ICDs, which are electronic devices that regulate the heartbeat.
Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.
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